UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 03, 2024

5E ADVANCED MATERIALS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41279	87-3426517
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9329 Mariposa Road, Suite 210
Hesperia, California		92344
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (442) 221-0225

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	FEAM	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Officer Transitions

On June 3, 2024, Susan Brennan notified 5E Advanced Materials, Inc. (the “Company”) of her resignation as President and Chief Executive Officer of the Company and as a director of the Board of Directors of the Company (the “Board”), effective as of June 3, 2024 (the “Effective Date”).

On the Effective Date, the Company entered into a separation and release agreement (the “Separation Agreement”) with Ms. Brennan. Pursuant to the Separation Agreement, Ms. Brennan will be entitled to the following separation payments and benefits, provided she executes and does not revoke a general release of claims against the Company and its affiliates: (i) a lump sum payment of $350,000, representing her annual bonus for the 2024 fiscal year; (ii) a lump sum payment of $1,000,000, representing 24 months of her base salary; (iii) COBRA reimbursements for up to 18 months following the Effective Date; (iv) the acceleration of Ms. Brennan’s unvested stock options, with such stock options remaining exercisable until the stock option expiration date set forth in the applicable stock option agreement; and (v) the Company’s waiver of any repayment obligations pursuant to the terms of her retention agreement with the Company as a result of her termination of employment. The foregoing separation payments and benefits also are subject to Ms. Brennan’s continued compliance with the restrictive covenants set forth in the Separation Agreement.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by the text of the agreement, which will be filed as an exhibit to the Company’s annual report on Form 10-K and incorporated herein by reference.

Also on June 3, 2024, the Board appointed Paul Weibel, the Company’s Chief Financial Officer, as the Company’s Chief Executive Officer and principal executive officer, effective as of the Effective Date.

Paul Weibel, 40, is an active Certified Public Accountant and was appointed Chief Financial Officer and Treasurer of the Company in November 2021. Paul was appointed Corporate Secretary of the Company in June 2023. Paul served as Corporate Secretary of Fort Cady (California) Corporation from August 2021 to April 2022 and Treasurer since April 2022. Previously, Paul was the Financial Controller of Genlith, Inc. from January 2017 to May 2021 and Finance Director of the Schooner Investment Group LLC from July 2014 to December 2017.

The Board also appointed Joshua Malm, the Company’s Interim Chief Accounting Officer, as the Company’s Interim Chief Financial Officer and principal financial officer and principal accounting officer, effective as of the Effective Date.

Joshua Malm, 42, has served as the Company’s Interim Chief Accounting Officer since September 2023. He is also a Managing Member of Malm Consulting LLC since August 2023. Previously, Mr. Malm held various roles in accounting and financial reporting at Chord Energy Corporation from 2019 to February 2023, where he oversaw certain aspects of the finance and accounting departments and oversaw the company’s public company reporting and disclosure obligations. Mr. Malm holds a BS in Business Administration and a MS in Accounting from the University of Colorado Boulder.

Director Departure

On June 3, 2024, Stephen Hunt informed the Company's Board of Directors (the "Board") of his intention to resign from the Board effective on June 30, 2024. Mr. Hunt’s departure is not the result of any disagreement between Mr. Hunt and the Company or its management on any matter relating to the Company’s operations, policies, or practices.

Director Appointment

On June 3, 2024, the board appointed Bryn Jones to the Board as a director, effective July 1, 2024.

Mr. Jones will be eligible for compensation under the Company’s director compensation policy. Under the policy, he will be eligible to receive $50,000 per year in cash and receive a long-term incentive award equivalent to $50,000 (subject to shareholder approval), as well as director share units (“DSUs”) under the Company’s 2022 Equity Compensation Plan covering shares of our common stock having a value at the time of award of $200,000. The DSUs will vest 50% on the date of the first annual meeting of our stockholders after the date of grant, with the remaining 50% vesting on the date of the second annual meeting of stockholders after the date of grant.

Mr. Jones will also enter into the Company’s standard indemnification agreement for directors and officers. Mr. Jones does not have any family relationship with any other director or executive officer of the Company, and there are no transactions or proposed transactions to which the Company is a party, or intends to be a party, in which Mr. Jones has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings with any other person pursuant to which Mr. Jones was appointed as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

5E Advanced Materials, Inc.

Date:	June 4, 2024	By:	/s/ Paul Weibel
Paul Weibel Chief Executive Officer